SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Strategic Hotel Capital, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2005

The Annual Meeting of Stockholders of Strategic Hotel Capital, Inc. (the “Company”) will be held at the InterContinental Chicago Hotel, 505 North Michigan Avenue in Chicago, Illinois on Wednesday, May 18, 2005, at 10:00 a.m., Central Standard Time, for the following purposes:

1) To elect seven Directors to the Board of Directors;

2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2005; and

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 24, 2005 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card, unless you request one, and we encourage you to authorize your proxy online. If you did not elect to receive the materials through the Internet, you may still authorize your proxy electronically or telephonically by following the procedures described in the Company’s Proxy Statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and Stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Paula C. Maggio, Secretary

Chicago, Illinois

April 11, 2005

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2005 Annual Meeting of Stockholders of Strategic Hotel Capital, Inc. (the “Company”). The 2005 Annual Meeting will be held on Wednesday, May 18, 2005 at 10:00 a.m., Central Standard Time, at the InterContinental Chicago Hotel, 505 North Michigan Avenue, Chicago, Illinois 60611. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 11, 2005.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of Common Stock. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. Only stockholders of record at the close of business on March 24, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 30,068,142 shares of Common Stock issued and outstanding.

The accompanying proxy is solicited from the holders of the Common Stock on behalf of the Board of Directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum consisting of at least a majority of shares of Common Stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

Voting Electronically

In order to authorize your proxy online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number reflected on the enclosed proxy card, and follow the instructions. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received in hand when accessing the site.

Please refer to the proxy card enclosed herewith or to the e-mail announcement that you may have received for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Secretary of the Company of this request in writing at 77 West Wacker, Suite 4600, Chicago, Illinois 60601.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently five Directors on the Company’s Board of Directors and two vacant Board seats, which were created at a meeting of the Board held on March 30, 2005. The Board has nominated John C. Deterding, Laurence S. Geller, Robert P. Bowen, Thomas A. Hassard, Robert J. Watson, Jonathan A. Langer and Robert M. Falzon as Directors to be voted upon at the 2005 Annual Meeting, to serve terms ending at the 2006 Annual Meeting. Messrs. Deterding, Geller, Bowen, Hassard and Watson currently serve as Directors. Messrs. Langer and Falzon have been nominated to fill the two vacant Board seats. The Company does not have a staggered Board of Directors.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of seven Directors to be elected by them and the other matters described herein. The Board of Directors knows of no reason any of Messrs. Deterding, Geller, Bowen, Hassard, Watson, Langer and Falzon might be unavailable to serve as Directors, and each has expressed an intention to serve, if elected. If any of Messrs. Deterding, Geller, Bowen, Hassard, Watson, Langer and Falzon is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. Our two largest stockholders, Whitehall and Prudential (as defined below under “Promoters”) have agreed to vote all of their shares of capital stock in favor of Mr. Geller’s election to the Board of Directors as long as they own any shares of our capital stock and Mr. Geller is nominated as a Director. Mr. Langer was nominated to the Board pursuant to a shareholders agreement between the Company and Whitehall (as defined below under “Promoters”), and Mr. Falzon was nominated in connection with the planned termination of an observer agreement between the Company and Prudential (as defined under “Promoters”), which termination will become effective upon Mr. Falzon’s election to the Board (see “Certain Relationships and Related Transactions—Other Transactions”). Other than these agreements with Whitehall and Prudential, there are no other arrangements or understandings between any of the persons nominated to be a director and any other person pursuant to which any of such nominees was selected.

The Board has determined that each of Messrs. Langer and Falzon has an indirect material relationship with the Company principally because: (i) Messrs. Langer and Falzon are directors of our promoter, SHC LLC, with which we have several related-party agreements; and (ii) Messrs. Langer and Falzon are employees of Goldman, Sachs & Co. and Prudential Real Estate Investors, respectively, to which we have paid fees for investment banking or financial advisory services in the past (see “Certain Relationships and Related Transactions—Other Transactions”). Based on this determination, Messrs. Langer and Falzon, if elected, would not be considered independent directors during the one-year term ending at the 2006 Annual Meeting, and will not be compensated for serving on the Board during such term. It is the intention of the Board to add, following the election of Messrs. Langer and Falzon, two additional directors to the Board, each of which shall be “independent” under the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934.

The election of a Director requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote; provided that a quorum of at least a majority of the outstanding shares of Common Stock are represented at the meeting. Shares of Common Stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Deterding, Geller, Bowen, Hassard, Watson, Langer and Falzon as Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF JOHN C. DETERDING, LAURENCE S. GELLER, ROBERT P. BOWEN, THOMAS A. HASSARD, ROBERT J. WATSON, JONATHAN A. LANGER AND ROBERT M. FALZON AS DIRECTORS.

The table below sets forth certain information regarding the Directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since
John C. Deterding	73	Owner, Deterding Associates, a real estate consulting company	2004
Laurence S. Geller	57	President and Chief Executive Officer of the Company	2004
Robert P. Bowen	63	Director of various public companies	2004
Thomas A. Hassard	54	Director of Hines Real Estate Investment Trust, Inc.	2004
Robert J. Watson	54	Chairman and Chief Executive Officer, LPM Holding Company	2004
Jonathan A. Langer	35	Managing Director, Goldman, Sachs & Co.	—
Robert M. Falzon	45	Managing Director, Prudential Real Estate Investors	—

    John C. Deterding

John C. Deterding (Chairman) has been active as a private real estate consultant since 1993 and owns Deterding Associates, a real estate consulting company. He currently serves as director of Trustreet Properties Inc. (formerly U.S. Restaurant Properties, Inc.,) a publicly traded REIT, and as a trustee of Fortress Registered Investment Trust I and II. Mr. Deterding has previously served as a director of Atrium Companies (a door and window manufacturing company), Patriot American Hospitality, Inc. (a public hotel REIT and predecessor to Wyndham International, Inc.), AMRESCO Capital Trust (a mortgage REIT) and as a trustee of BAI (a registered Investment Trust). From 1975 until June 1993, Mr. Deterding served as Senior Vice President and General Manager of the Commercial Real Estate division of General Electric Capital Corporation, or GECC. He served as a director of GECC Financial Corporation from 1986 to 1993. From November 1989 to June 1993, Mr. Deterding also served as Chairman of the General Electric Real Estate Investment Company, a privately held REIT. He was formerly a trustee of the Urban Land Institute. Mr. Deterding holds a Bachelor of Science degree from the University of Illinois.

    Laurence S. Geller

Laurence S. Geller is our President, Chief Executive Officer and Director and founder of SHC LLC. Prior to founding SHC LLC in 1997, Mr. Geller was Chairman and Chief Executive Officer of Geller & Co., a gaming, tourism and lodging advisory company he founded in 1989. Geller & Co. specialized in major hotel, corporate and real estate development, financing and structuring on an international scope. Previously Mr. Geller held positions as Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, Senior Vice President of Holiday Inn and Director of Grand Metropolitan Hotels in London. Mr. Geller is a former Vice Chairman of the Commercial and Retail Council of the Urban Land Institute and the immediate past Chairman of the Industry Real Estate Financing Advisory Council of the American Hotel and Motel Association (IREFAC). Mr. Geller currently serves as a director and member of the audit committee and nominating and corporate governance committee of the board of directors of Gaylord Entertainment Company, a publicly traded hospitality company. Mr. Geller also sits on the board of Children’s Memorial Hospital and serves as a member of its finance committee and facilities sub-committee. Mr. Geller is a graduate of Ealing Technical College’s school of hotel management and catering. Mr. Geller has over 40 years of experience in the lodging industry and has received numerous awards for his service to the lodging industry.

    Robert P. Bowen

Robert P. Bowen currently serves as a director and chairs the audit committee of the board of directors of Gaylord Entertainment Company, a publicly traded hospitality company, and of Equity Inns, Inc., a publicly traded hotel REIT. Mr. Bowen retired as a partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was partner-in-charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968, after receiving his Master of Business Administration degree from Emory University.

    Thomas A. Hassard

Thomas A. Hassard currently serves as a director and chairs the compensation committee and nominating and corporate governance committee of the board of directors of Hines Real Estate Investment Trust, Inc. Mr. Hassard also serves as a member of the audit committee of the board of directors of Hines Real Estate Investment Trust, Inc. Mr. Hassard served as the Managing Director for Real Estate Investments for the Virginia Retirement System for almost 20 years before retiring recently. The system is an approximately $35 billion pension fund for the benefit of Virginia public employees. The system’s real estate investment portfolio, valued at approximately $1.6 billion, encompasses a variety of investment programs, including commingled funds, separate accounts, real estate securities and various opportunistic strategies, including global initiatives. His responsibilities included managing the real estate investments of the system, monitoring performance and reporting to the system’s investment advisory committee and board of trustees. Mr. Hassard graduated from Western New England College with a Bachelor of Science degree in Business Administration.

    Robert J. Watson

Robert J. Watson currently serves as a member of the board of directors of Heritage Property Investment Trust, Inc., a publicly traded REIT, and serves on its audit and compensation committees. Since 1998, Mr. Watson has been Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that principally services the Eastern United States. From 1988 to 1998, he served as President of LPM Holding Company and its predecessor entity, The Tobin Corporation. Mr. Watson holds a Master of Business Administration degree from Suffolk University.

    Jonathan A. Langer

Jonathan A. Langer is a Managing Director of Goldman, Sachs & Co., where he is Head of US Acquisitions for the Real Estate Principal Investment Area. After joining Goldman Sachs in 1994, Mr. Langer was promoted to Associate in 1995, Vice President in 1999, and Managing Director in 2003. Prior to joining Goldman Sachs, Mr. Langer was an associate at JMB Realty Corporation from 1992-1994. Mr. Langer holds a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

    Robert M. Falzon

Robert M. Falzon is a Managing Director of Prudential Real Estate Investors, where he heads the Global Real Estate Merchant Banking Group. Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc., an indirect wholly owned subsidiary of Prudential Financial, Inc. Since joining Prudential in 1983, Mr. Falzon has held several positions, including Regional Vice President of Prudential Capital Group and Managing Director of Prudential Securities, Inc. Mr. Falzon sits on the board of directors of several privately held companies and is a member of several U.S. based investment and professional organizations. Mr. Falzon holds a Master of Business Administration degree in Finance and Accounting from Columbia University and a Bachelor of Arts degree in Economics from Rutgers College. In addition, he is a CFA charter holder and Certified Public Accountant.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Laurence S. Geller	57	President and Chief Executive Officer
James E. Mead	45	Executive Vice President and Chief Financial Officer
Richard J. Moreau	58	Senior Vice President—Asset Management
Monte J. Huber	32	Vice President, Controller and Treasurer
Paula C. Maggio	36	Vice President, Secretary and General Counsel

See “Nominees to Board of Directors” for information regarding the business experience of Laurence S. Geller.

    James E. Mead

James E. Mead is our Executive Vice President and Chief Financial Officer. Prior to joining us in 2004, Mr. Mead served as chief financial officer of Irvine Apartment Communities (IAC), where his responsibilities included strategic planning, fund raising, accounting and oversight of property operations. Mr. Mead joined IAC from The Irvine Company, where he was vice president of corporate finance and instrumental in the IPO of that company. He was formerly a vice president in the real estate investment banking group of JP Morgan. Mr. Mead earned his Bachelor of Science in engineering from Tulane University and his Masters of Business Administration from the University of Virginia.

    Richard J. Moreau

Richard J. Moreau is our Senior Vice President—Asset Management. He joined us in November 1997 and is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 30 years in both property and multi-unit operation positions. From 1992 until he joined us in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a principal and Executive Vice President at Inn America Corporation, an independent hotel management company. He was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

    Monte J. Huber

Monte J. Huber is our Vice President, Controller (Principal Accounting Officer) and Treasurer. Mr. Huber joined us in December of 2002 as Director—Financial Accounting & Reporting. Prior to joining us, he was Director—Finance for Yesmail Inc., an online marketing firm where, among other duties, he was responsible for the financial reporting and controller functions. Before joining Yesmail in July of 2000, Mr. Huber spent six years with Arthur Andersen, LLP where he rose to the position of Manager in the Audit and Business Advisory Group. Mr. Huber received a Bachelor of Science in Accountancy from the University of Illinois, is a Certified Public Accountant and a Certified Managerial Accountant.

    Paula C. Maggio

Paula C. Maggio is our Vice President, Secretary and General Counsel. Ms. Maggio joined us in December 2000 as Vice President, Assistant Secretary and Associate General Counsel. Prior to joining us, Ms. Maggio practiced law as an associate with Altheimer & Gray from 1998 to 2000. Prior to her position with Altheimer, Ms. Maggio was an associate at the law firms of Kamensky and Rubenstein and McGreevy, Johnson & Williams, P.C. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its Committees. During the fiscal year ended December 31, 2004, the Board of Directors held five meetings and took action by written consent ten times. During fiscal year 2004, each Director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served. Although the Company does not have a formal policy regarding Director attendance at our Annual Meeting of Stockholders, we encourage Directors to attend.

The Board of Directors has established three Committees: Audit, Compensation, and Corporate Governance and Nominating.

Audit Committee. The purposes of the Audit Committee are described in the Audit Committee Charter and include:

•	assisting with Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’ internal audit function; and

•	preparing an audit committee report as required by the SEC for inclusion in the Company’s annual proxy statement.

The Audit Committee is currently composed of Messrs. Deterding, Bowen, Hassard and Watson. Mr. Bowen serves as the Audit Committee’s chairman. The Audit Committee Charter is available on the Company’s Web site at www.shci.com and a copy is attached to this proxy statement as Appendix A. The Board has determined that each Audit Committee member has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has also designated Mr. Bowen as its audit committee financial expert as defined by the SEC. The Company’s Audit Committee met four times during fiscal year 2004. The Report of the Audit Committee for the fiscal year ended December 31, 2004 appears under PROPOSAL 2—“RATIFICATION OF APPOINTMENT OF AUDITOR”.

Compensation Committee. The Compensation Committee’s primary duties are described in the Compensation Committee Charter and include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer in light of those goals and objectives and determining and approving the chief executive officer’s compensation level based on this evaluation;

•	making recommendations to our board of directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans, including our restricted stock plan and performance share plan, and serving as the committee administering our incentive plan under which restricted stock units are granted;

•	approving any new equity compensation plan or any material change to an existing plan;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meetings.

The Compensation Committee is currently composed of Messrs. Deterding, Bowen, Hassard and Watson. Mr. Watson serves as the Compensation Committee’s chairman. The Compensation Committee Charter is available on the Company’s Web site at www.shci.com. The Company’s Compensation Committee met three time during fiscal year 2004. The Report of the Compensation Committee on Executive Compensation appears under “EXECUTIVE COMPENSATION”.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary purpose and responsibilities are described in the Corporate Governance and Nominating Committee Charter and include:

•	identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors; and

•	developing and recommending to our board of directors a set of corporate governance principles, and to review those principles at least once a year.

The Corporate Governance and Nominating Committee’s Charter provides that its members will have no material relationship with the Company and will otherwise be “independent” under the rules of the New York Stock Exchange, Inc. The Corporate Governance and Nominating Committee is currently composed of Messrs. Deterding, Bowen, Hassard and Watson. The Board has determined that each current Corporate Governance and Nominating Committee member has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange. Mr. Deterding serves as the Corporate Governance and Nominating Committee Committee’s chairman. The Corporate Governance and Nominating Committee Charter is available on the Company’s Web site at www.shci.com.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy, recommending the nomination of a person to be a member of the Company’s Board of Directors, will be forwarded to the chair of the Corporate Governance and Nominating Committee for consideration. The Corporate Governance and Nominating Committee will consider Director candidates who have been identified by other Directors or the Company’s stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to the Board, the Corporate Governance and Nominating Committee shall take into consideration the following criteria, which are set forth in the Company’s Corporate Governance Guidelines and such other factors as the Corporate Governance and Nominating Committee deems appropriate:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background, experience and other demographics.

Stockholder Communications Policy

The Company has adopted procedures for stockholders to communicate concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee and other matters to non-management directors or the Board of Directors as a group. The Company’s Code of Business Conduct and Ethics requires employees to report such concerns.

All such concerns may be communicated to the General Counsel (the “Secretary”) by written correspondence addressed and mailed to: Strategic Hotel Capital, Inc., 77 West Wacker Drive, Suite 4600, Chicago, IL 60601, Attn. General Counsel.

Employees may communicate concerns regarding questionable accounting or auditing matters to the Secretary on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the Audit Committee prior to each meeting of the Audit Committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to the entire Board of Directors prior to the next scheduled meeting of the Board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting or auditing matters and other matters, the Secretary will direct such communication to both the Audit Committee and non-management directors, with a note to that effect. In each case (and except as the audit Committee or non-management directors may otherwise request), the Secretary will provide original copies or records of all communications. However, depending on the length and number of communications received, the Secretary may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the addressee upon request. The Secretary will maintain a log of each communication received, the date such communication was distributed to the Audit Committee, non-management directors or Board of Directors (and to which of these it was distributed) and whether it was distributed in summary or original form.

The addressee of the communication will determine whether any action or response is necessary or appropriate in respect of a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the Secretary. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The Secretary or any other person designated by the Audit Committee or non-management directors will report on the status of any further action directed by the Audit Committee or non-management directors on a quarterly basis.

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer and controller. The text of this code of ethics is contained in the “Strategic Hotel Capital, Inc. Code of Business Conduct and Ethics” posted on our Internet website www.shci.com under the reference “Investor Relations—Corporate Governance-Code of Conduct” and is available in print upon request from any stockholder. We intend to satisfy our disclosure requirements regarding an amendment to, or waiver from, a provision of our code of ethics as defined by Regulation S-K Item 406 that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, and that relates to any element of such code of ethics, by posting such information on our Internet website at www.shci.com.

Compensation of Directors

Prior to March 30, 2005, each of our independent directors was paid a director’s fee of $25,000 and $25,000 of restricted stock units, or RSUs, per year. The Chairman of our board of directors was paid an additional director’s fee of $4,000 and $6,000 of RSUs per year unless the Chairman was part of our management team. The independent director who serves as the chairman of our nominating and corporate governance committee was paid an additional director’s fee of $800 and $1,200 of RSUs per year. The independent director who serves as the chairman of our audit committee was paid an additional director’s fee of $2,000 and $3,000 of RSUs per year. The independent director who serves as the chairman of our compensation committee was paid an additional director’s fee of $800 and $1,200 of RSUs per year. The 2004 grants were 100% vested on the date of grant; however, the shares underlying the RSUs are not deliverable until six months after the director’s resignation or termination. Each independent director was also paid a fee of $1,000 for each committee meeting that he attended. After March 30, 2005, each of our independent directors will receive the following compensation:

	Cash	RSUs
Annual Compensation
Annual Retainer	$25,000
Annual Award		$40,000
Additional Annual Director’s Fee
Chairman of the Board	$20,000
Chairman of the Audit Committee	$12,000
Chairman of Nominating/Governance Committee	$8,000
Chairman of Compensation Committee	$8,000
Meeting Attendance Fee (per Meeting)
Board Meeting Fee	$1,500
Committee Meeting Fee	$1,500

All grants of RSUs are made pursuant to our 2004 Incentive Plan described below. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our board of directors. Mr. Geller, our President and Chief Executive Officer, is not paid a fee to serve on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by Directors, officers and certain beneficial owners of the Company’s Common Stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, the Company has identified the following late filings by the Section 16(a) Reporting Persons: Whitehall’s Form 3 was filed late.

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 30,068,142 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of our common stock by each of the Named Executive Officers and Mr. Mead, by Directors and nominees, by each person believed by us to beneficially own more than 5 percent of the our common stock and by all of our current executive officers and Directors and nominees as a group. The following does not include any shares of common stock underlying RSUs owned by the identified persons which are not deliverable to such persons on or prior to May 23, 2005. In presenting the percentage interest, we have assumed that all membership units of our operating partnership are immediately exchangeable for shares of our common stock, even though the operating agreement of our operating partnership does not permit that exchange until June 29, 2005, and that none of those membership units held by other persons are redeemed for common stock.

Name	Number of Shares of Common Stock (1)		Number of Membership Units	Percent of Shares of Common Stock (%)
Directors and Executive Officers (2)
Laurence S. Geller	1,000		51,623	*
Robert P. Bowen	—		—	*
John C. Deterding	—		—	*
Thomas A. Hassard	—		—	*
Robert J. Watson	—		—	*
Jonathan A. Langer	—	(3)	—	*
Robert M. Falzon	—	(4)	—	*
James E. Mead	—		—	*
Steven N. Kisielica (5)	20,043		535	*
Richard J. Moreau	—		—	*
Paula C. Maggio	3,030		—	*
Monte J. Huber	583		—	*
All Directors, nominees and Executive Officers as a group (12 in group)	24,656		52,158	*

Other Stockholders
Prudential Financial, Inc. (6)	4,272,847		—	14.2
Whitehall Street Real Estate Funds (7)	5,552,854		—	18.4
Strategic Hotel Capital Limited Partnership (8)	—		5,106,551	14.5
Cohen & Steers, Inc. (9)	1,936,900		—	6.4
T. Rowe Price Associates, Inc. (10)	2,642,800		—	8.8
Wellington Management Company, LLP (11)	1,826,100		—	6.1
Clarion CRA Securities, LP (12)	2,540,988		—	8.5

*	Less than 1 percent of the issued and outstanding shares.
(1)	Does not include the following shares of common stock underlying RSUs: Mr. Geller, 332,659; Mr. Bowen, 1,964; Mr. Deterding, 2,258; Mr. Hassard, 1,754; Mr. Watson, 1,837; Mr. Mead, 12,122; Mr. Moreau, 45,688; Mr. Huber, 6,418; and Ms. Maggio, 12,704.
(2)	The address of each listed director and executive officer is c/o Strategic Hotel Capital, Inc., 77 West Wacker Drive, Suite 4600, Chicago, IL 60601.
(3)	Mr. Langer is Managing Director of Goldman, Sachs & Co., an affiliate of Whitehall Street Real Estate Funds. Mr. Langer disclaims beneficial ownership of all shares held by Whitehall Street Real Estate Funds. Mr. Langer is also a member of the board of directors of SHC LLC, an affiliate of Strategic Hotel Capital Limited Partnership. Mr. Langer disclaims beneficial ownership of all shares held by Strategic Hotel Capital Limited Partnership.
(4)

Mr. Falzon is Managing Director of Prudential Real Estate Investors, an affiliate of Prudential Financial Inc. Mr. Falzon disclaims beneficial ownership of all shares held by Prudential Financial Inc and its affiliates. Mr. Falzon is also a member of the board of directors of SHC LLC, an affiliate of Strategic Hotel Capital Limited

Partnership. Mr. Falzon disclaims beneficial ownership of all shares held by Strategic Hotel Capital Limited Partnership.
(5)	Includes 6,406 vested RSUs that will be converted to shares of Common Stock in connection with Mr. Kisielica’s resignation as Senior Vice President—Acquisitions and Development as of April 4, 2005.
(6)	Includes 174,274 shares that are held for the benefit of the general account of The Prudential Insurance Company of America and 3,600,582 shares over which Prudential Financial, Inc. has shared voting and dispositive power held by its direct or indirect subsidiaries. The address of Prudential Financial, Inc. is 8 Campus Drive, 4th Floor, Parsippany, New Jersey 07054-4493. Does not include any interest in the shares that may be beneficially owned by Strategic Hotel Capital Limited Partnership. The foregoing is based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on July 12, 2004. Also includes an additional 497,991 shares held of record as follows as reflected in our records: an additional 22,991 shares held of record by Prudential Insurance Company of America, 1,771 shares held of record by Prudential Investment Management Inc., 21,631 shares held of record by SVI (SHC/Houston Redemption Vehicle, LLC, 16,716 shares held of record by SVI (SHC/Olayan) Redemption Vehicle, LLC, 314,651 shares held of record by Strategic Value Investors LLC, and 52,494 shares held of record by Prudential Assets LLC.
(7)	Includes 2,854,554 shares owned by WHSHC, L.L.C. and 2,668,300 shares owned by W9/WHSHC, L.L.C. I, which are limited liability companies controlled by Whitehall Street Real Estate Limited Partnership VII and Whitehall Street Real Estate Limited Partnership IX, respectively, which, in turn, are controlled by affiliates of The Goldman Sachs Group, Inc., the parent entity of Goldman, Sachs & Co. Voting and investment decisions with respect to investments held by Whitehall Street Real Estate Limited Partnership VII and Whitehall Street Real Estate Limited Partnership IX are made by an investment committee of senior executives at Goldman, Sachs & Co., comprised of Stuart M. Rothenberg, Edward M. Siskind, Todd A. Williams, Brahm S. Cramer, Richard H. Powers, Toshinobu Kasai, David Viniar, Richard A. Friedman, Esta Stecher, Ralph F. Rosenberg, Steven M. Feldman and Andrew J. Jonas. Membership on the investment committee is subject to change from time to time. The address of Whitehall Street Real Estate Limited Partnership VII and Whitehall Street Real Estate Limited Partnership IX is 85 Broad Street, New York, New York 10004. Does not include any interest in the shares that may be beneficially owned by Strategic Hotel Capital Limited Partnership. The foregoing is based on information contained in Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on October 1, 2004.
(8)	The general partner of Strategic Hotel Capital Limited Partnership is SHC LLC. Voting and investment decisions with respect to investments held by Strategic Hotel Capital Limited Partnership are made by the investment committee of the board of managers of SHC LLC. The members of the investment committee are Stuart Rothenberg, head of Goldman, Sachs & Co.’s Real Estate Principal Investment Area and Chairman of the Whitehall Investment Committee, and Robert Falzon, Managing Director at Prudential Real Estate Investors and head of its Global Real Estate Private Equity Group. The address of Strategic Hotel Capital Limited Partnership is 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.
(9)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 757 Third Avenue, New York, New York 10017.
(10)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. T. Rowe Price and Associates, Inc. reports that it has sole voting power with respect to 691,400 of these shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(11)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Wellington Management Company, LLP reports that it has shared voting power with respect to 1,270,800 of these shares and shared power to dispose of 1,799,700 of these shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(12)	Includes 2,134,513 shares over which Clarion CRA Securities, LP has sole voting power. The address of Clarion CRA Securities, LP is 259 N. Radnor Chester Road, Suite 205, Radnor, Pennsylvania 19087. The foregoing is based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 2, 2005.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued in the fiscal years ended December 31, 2004 and December 31, 2003 to our Chief Executive Officer, our four other most highly compensated executive officers who were serving as executive officers at December 31, 2004 (collectively, the “Named Executive Officers”) and James E. Mead, our Executive Vice President and Chief Financial Officer.

Summary Compensation Table

	Annual Compensation			Long-term Compensation			All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Unit Awards($) (1)		Securities Underlying Options/ UARs(#) (2)
Laurence S. Geller President and Chief Executive Officer	2004 2003	$415,385 400,000	$1,000,000 1,000,000	$3,200,000 —	(3)	— 325,000	$178,798 481,470	(4) (4)

James Mead (5) Executive Vice President and Chief Financial Officer	2004	26,923	—	200,000	(6)	—	4,336	(7)

Steven N. Kisielica (8) Senior Vice President—Acquisitions and Developments	2004 2003	207,692 200,000	150,000 150,000	600,000 —	(9)	— 60,000	6,668 58,013	(10) (10)

Richard J. Moreau Senior Vice President—Asset Management	2004 2003	206,388 189,561	150,000 120,900	500,000 —	(11)	— 40,000	11,952 51,047	(12) (12)

Monte J. Huber Vice President and Controller	2004 2003	127,890 108,000	105,000 31,600	110,500 —	(11)	— —	4,793 2,800	(13) (13)

Paula C. Maggio Vice President, Secretary and General Counsel	2004 2003	165,577 144,721	100,000 36,300	198,000 —	(11)	— 15,000	6,178 8,088	(14) (14)

(1)	RSU grants generally will vest in four annual installments, or on an accelerated basis upon the death, disability or retirement of the employee, or a change in control of our company. An award of $100,000 RSUs (6,310 RSUs based on the closing price of common stock on the date of grant) made to Mr. Kisielica on February 16, 2005 vests in full on January 1, 2007. Unless otherwise provided in an employment agreement or award, unvested RSUs will be forfeited upon the voluntary or involuntary termination of the recipient. See “—Employment and Severance Agreements”. Dividends will accrue on all RSUs, and will be paid in cash as such dividends are paid on shares or in shares upon payout of the underlying shares of common stock. Executives may elect to defer receipt of their vested awards beyond the vesting dates.
(2)	Numbers for 2003 refer to unit appreciation rights, or UARs, that were granted in 2003 and converted into restricted stock units in connection with our initial public offering. See “—Aggregated Conversion of Unit Appreciation Rights into Fully Vested Restricted Stock Units”.
(3)	Includes an award of $800,000 RSUs made on February 16, 2005, representing 50,474 RSUs based on the closing price of common stock of $15.85 on that date. At December 31, 2004, Mr. Geller held a total of 278,259 RSUs with a value of $4,591,274 based on the closing price of our common stock of $16.50 on that date. The RSUs are entitled to receive additional RSUs with a value equal to the amount of dividends paid in respect of our common stock.
(4)	For 2004, includes $171,226 with respect to the forgiveness of a loan, $6,500 employer 401(k) matching contributions and $1,072 premium for a group term life insurance policy. For 2003, includes $474,438 of cash received from the exercise of UARs, $6,000 employer 401(k) matching contribution and $1,032 premium for group term life insurance.

(5)	Mr. Mead joined us in November, 2004.
(6)	These RSUs were granted on January 1, 2005. Mr. Mead did not hold any RSUs at December 31, 2004.
(7)	Includes $4,308 of relocation expenses and $28 paid for premium for group term life insurance.
(8)	Mr. Kisielica resigned as of April 4, 2005.
(9)	Includes an award of $200,000 RSUs made on January 1, 2005, representing 12,121 RSUs based on the closing price of common stock of $16.50 on December 31, 2004 that vest in four annual installments and an award of $100,000 RSUs made on February 16, 2005, representing 6,310 RSUs based on the closing price of common stock of $15.85 on that date that vest in full on January 1, 2007. At December 31, 2004, Mr. Kisielica held a total of 41,797 RSUs with a value of $689,650 based on the closing price of our common stock of $16.50 on that date. The RSUs are entitled to receive amounts equal to the dividends paid in respect of our common stock or additional RSUs with a value equal to the amount of dividends paid in respect of our common stock.
(10)	For 2004, includes $6,500 employer 401(k) matching contribution and $168 premium for group term life insurance policy. For 2003, includes $51,869 of cash received from the exercise of UARs, $6,000 employer 401(k) matching contribution and $144 premium for group term life insurance policy.
(11)	Includes an award of $200,000 and $65,000 and $82,500 RSUs made to Messrs. Moreau and Huber and Ms. Maggio, respectively on January 1, 2005 based on the closing price of common stock of $16.50 on December 31, 2004. At December 31, 2004, Messrs. Moreau and Huber held a total of 33,566 and 3,304 RSUs, with a value of $553,839 and $54,516, respectively, and Ms. Maggio held a total of 11,955 RSUs with a value of $197,258, in each case based on the closing price of our common stock on that date. The RSUs are entitled to receive amounts equal to the dividends paid in respect of our common stock or, in the case of the initial grant of RSUs, additional RSUs with a value equal to the amount of dividends paid in respect of our common stock.
(12)	For 2004, includes $6,500 employer 401(k) matching contribution, $4,654 of relocation expenses and $798 premium for group term life insurance policy. For 2003, includes $44,325 of cash received from the exercise of UARs, $6,000 employer 401(k) matching contribution and $722 premium for group term life insurance policy.
(13)	For 2004, includes $4,724 employer 401(k) matching contribution and $69 premium for group term life insurance policy. For 2003, includes $2,742 employer 401(k) matching contribution and $58 premium for group term life insurance policy.
(14)	For 2004, includes $6,056 employer 401(k) matching contribution and $122 premium for group term life insurance policy. For 2003, includes $2,250 of cash received from the exercise of UARs, $5,732 employer 401(k) matching contribution and $106 premium for group term life insurance policy.

The foregoing table does not have any perquisites or other personal benefits because the aggregate amounts of such compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the persons reported in the table.

Aggregated Conversion of Unit Appreciation Rights into Fully Vested Restricted Stock Units

The following table sets forth information regarding restricted stock units, or RSUs, granted to Named Executive Officers and Mr. Mead during fiscal 2004 in connection with the conversion of UARs into fully vested RSUs upon completion of the initial public offering. No UAR grants were made to Named Executive Officers in fiscal 2004.

Name	Number of Fully Vested RSUs (1)	Value Realized (2)
Laurence S. Geller President and Chief Executive Officer	102,268	$1,431,752
James E. Mead Executive Vice President and Chief Financial Officer	—	—
Steven N. Kisielica (3) Senior Vice President—Acquisitions and Developments	19,683	275,562
Richard J. Moreau Senior Vice President—Asset Management	11,587	162,218
Monte J. Huber Vice President and Controller	—	—
Paula C. Maggio Vice President, Secretary and General Counsel	3,509	49,126

(1)	We have granted our employees RSUs under our 2004 Incentive Plan in exchange for their unexercised unit appreciation rights, or UARs. The RSUs are fully vested, however, the shares of common stock underlying the RSUs are not deliverable until such dates that the UARs would have otherwise vested under the UAR plan or January 2, 2005, whichever is later, except the RSUs shall be converted into shares of common stock and distributed before the time the UARs otherwise would have vested under the UAR plan if the employee has been terminated or there is a change in control of our company. Executives may elect to defer receipt of their vested awards beyond the distribution dates upon such terms that the compensation committee determines that are consistent with the 2004 Incentive Plan.
(2)	Based on the initial public offering price of $14.00 per share.
(3)	Mr. Kisielica resigned as of April 4, 2005.

Employment and Severance Agreements

In 2004, we entered into an employment agreement with Mr. Geller that provides for him to serve as our President and Chief Executive Officer. Mr. Geller’s employment agreement also provides for:

•	an initial contract term through December 31, 2005, renewing annually thereafter on January 1st unless either party gives notice of non-renewal by October 1, with automatic renewal for a two-year term upon a change in control, as defined in the agreement; an annual base salary of $400,000, subject to annual review;

•	eligibility for an annual cash performance bonus established by the compensation committee in its sole discretion, taking into consideration his relative contributions to the business, general economic conditions and such other performance goals and factors as the compensation committee deems relevant. Mr. Geller’s annual bonus has a midpoint target of 125% of his base salary with a threshold target of 100% of base salary and an above target of not less than 150% of base salary;

•	a restricted stock unit award or other long-term incentive compensation opportunity, which has a midpoint target award equal to 150% of his annual base salary, with a threshold target of not less than 100% of his base salary and an above target award of not less than 200% of his base salary. Mr. Geller was also granted RSUs to convert his pre-existing unit appreciation rights, RSUs to reflect that we did not make a long-term incentive award in January 2004 as has been our standard practice in the past and as an award in connection with our initial public offering (as reflected in the Summary Compensation Table);

•	participation in our 401(k) savings plan applicable generally to our employees; and

•	medical and other group welfare plan coverage and fringe benefits provided to our employees.

In the event of our termination of Mr. Geller without “cause” (as defined below), including our non-renewal of the employment agreement prior to Mr. Geller attaining age 62, or “Constructive Termination” (as defined below) of Mr. Geller, Mr. Geller will receive all of the following amounts:

•	salary and accrued vacation through the date of termination;

•	bonus for any completed fiscal year elapsed on or prior to the date of termination;

•	a lump sum amount equal to Mr. Geller’s then current base salary plus $600,000, payable in 12 equal monthly installments commencing on the first payroll date for senior executives following the date of termination;

•	a pro rata midpoint bonus for the portion of the year elapsed during which termination occurs, payable in 12 equal monthly installments commencing on the first payroll date for senior executives following the date of termination;

•	two additional years of vesting for all equity awards held by Mr. Geller;

•	full vesting of his award of 114,286 RSUs made in connection with our initial public offering; and

•	one year of continued medical, dental, vision and prescription drug coverage for Mr. Geller and his eligible dependents.

In the event of a change of control (as defined below), our termination of Mr. Geller without “cause”, or “Constructive Termination” of Mr. Geller within 24 months thereafter, and in lieu of the amounts specified above, Mr. Geller will receive all of the following amounts:

•	salary and accrued vacation through the date of termination;

•	bonus for any completed fiscal year elapsed on or prior to the date of termination;

•	a lump sum amount payable within 30 days of termination equal to three times the sum of Mr. Geller’s then current base salary and the greater of $600,000 or the highest annual bonus earned by Mr. Geller in the preceding three years (such greater number being referred to as “Bonus”);

•	a pro rata Bonus for the portion of the year elapsed during which termination occurs;

•	full vesting for all equity awards held by Mr. Geller at the time of the change of control, but two years additional vesting for all awards granted thereafter; and

•	three years of continued medical, dental, vision and prescription drug coverage for Mr. Geller and his eligible dependents.

In addition, in the event a payment to Mr. Geller is deemed to be a golden parachute payment under Section 280G of the Internal Revenue Code, then Mr. Geller would also receive a tax gross-up payment to cover his excise tax liability under Section 4999.

For purposes of Mr. Geller’s employment agreement, a “change of control” means the happening of any of the following:

•	Any person or entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act, has or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors (not including voting securities held by us or companies related to us or any employee benefit plan of ours or our related companies).

•	The individuals who, as of the beginning of the period commencing two years prior to the date on which the occurrence of a change of control is to be determined (or who have been approved by a vote of at least two-thirds of the members of the board of directors), constitute our board directors, cease for any reason to constitute more than 50% of the board of directors.

•	A consummation of a merger, consolidation or reorganization or similar event involving us, whether in a single transaction or in a series of transactions, unless, following such transaction:

•	the persons or entities with beneficial ownership, immediately before such transaction, have beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving entity in such transaction in substantially the same proportions as their beneficial ownership of the voting securities immediately before such transaction;

•	the individuals who were members of the incumbent board immediately prior to the execution of the initial agreement providing for such transaction constitute more than 50% of the members of the board of the surviving entity in such transaction; and

•	no person or entity (other than us or a related company or any person who immediately prior to such transaction had beneficial ownership of 30% or more of the then voting securities) has beneficial ownership of 30% or more of the then combined voting power of the surviving entity’s then outstanding voting securities.

•	The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person or entity (other than us or any related company) unless, immediately following such disposition, the conditions described in the preceding three bullet points will be satisfied with respect to the entity which acquires such assets.

•	Our liquidation or dissolution.

Mr. Geller’s employment agreement also contains non-compete and non-solicitation provisions. The non-compete provision applies during the term of the employment agreement and for a period of 18 months thereafter if Mr. Geller is terminated for “cause” or voluntarily resigns, or for a period of 12 months thereafter if Mr. Geller is terminated before age 62 by non-renewal of the agreement. The non-solicitation provision applies during the term of the employment agreement and for a period of 12 months thereafter.

For the purposes of Mr. Geller’s employment agreement, “cause” means (i) the willful and continued failure by Mr. Geller to substantially perform his duties with our company; (ii) willful gross misconduct involving serious moral turpitude, or breach of his duty of loyalty to our company; (iii) conviction of (or plea of no contest to) a felony or a crime involving fraud or other illegal conduct which is demonstrably injurious to our company’s financial position or reputation; (iv) a material breach of any of our company’s material written policies; (v) willful dishonesty in connection with our company’s business; (vi) willfully impeding, obstructing or attempting to influence, impede or obstruct, or failing to materially cooperate with an investigation authorized by our board of directors; or (vii) willfully withholding, removing, concealing, destroying, altering or by other means falsifying (directly or indirectly) any material which is requested in connection with an investigation authorized by our company.

For purposes of Mr. Geller’s employment agreement, “Constructive Termination” means (i) our company reduces Mr. Geller’s salary or bonus opportunity or materially breaches the agreement; (ii) our company materially reduces Mr. Geller’s duties or authority, fails to nominate Mr. Geller to the board of directors, or requires him to report other than to the board or a committee of the board; (iii) our company relocates its principal offices, or Mr. Geller’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to our company, or our company itself following a change in control, fails to assume the employment agreement or affirm its obligations hereunder in any material respect. We have entered into voting agreements with Mr. Geller and Whitehall and Prudential pursuant to which the failure of Mr. Geller to be elected as a director at any election where such stockholders fail to vote in favor of Mr. Geller would constitute “Constructive Termination” under his employment agreement.

In 2004, we entered into an employment agreement with Mr. Mead that provides for him to serve as our Chief Financial Officer and an Executive Vice President. Mr. Mead’s employment agreement provides for a $350,000 base salary and a discretionary performance bonus targeted at 75% of his annual base salary. For the 2005 calendar year, Mr. Mead will receive a guaranteed minimum bonus of $175,000 provided he is employed by us on December 31, 2005. Mr. Mead will also participate in our company’s stock incentive plan as follows: (i) in 2005, he will receive restricted stock units with a value of $400,000 (the grant of $200,000 of which are subject to meeting certain conditions), subject to vesting over four years; and (ii) in 2006 and thereafter, Mr. Mead will be eligible for an annual restricted stock unit award with a value at grant equal to 100% of his base salary, subject to performance criteria and a four year vesting schedule. Mr. Mead will also be entitled to relocation expenses and to participate in employee benefit plans available to senior executives of our company.

Mr. Mead’s employment agreement provides that if Mr. Mead is terminated without “cause” (defined similarly to the definition in Mr. Geller’s agreement as described above) or due to “constructive termination” (as defined below), he will be entitled to (i) severance pay equal to one times (one and one-half times if the termination is by reason of a change of control (as defined in our 2004 Incentive Plan)) his base salary plus his target bonus of 75% of base salary for such year and (ii) continuation of medical coverage for such severance period. In addition, such termination will cause his restricted stock units granted in 2005 (and all restricted stock units if the termination is by reason of a change of control) to immediately and fully vest.

The employment agreement contains non-compete, confidentiality, non-disparagement and non-solicitation covenants from Mr. Mead. The non-compete covenant applies during the term of the employment agreement and for a period of 12 months after the termination of the agreement for any reason prior to a change of control. The non-solicitation covenant applies during the two-year period after the termination of Mr. Mead’s employment with us.

For purposes of Mr. Mead’s employment agreement, “Constructive Termination” means (i) our company reduces Mr. Mead’s salary or bonus opportunity or materially breaches the agreement; (ii) our company materially reduces Mr. Mead’s duties or authority, or materially restricts his ability to communicate with our chief executive officer or the board or a committee of the board; (iii) our company relocates its principal offices, or Mr. Mead’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to our company, or our company itself following a change in control, fails to assume the employment agreement or affirm its obligations hereunder in any material respect.

On December 1, 2004, the board of directors approved a severance program applicable to our employees. Under the severance program, in the event the employment of any full-time employee is terminated by us for any reason, other than good cause based on the employee’s performance, we will pay the employee a specified amount of salary, bonus and medical insurance based on such employee’s position with the company. Generally, officers with the title of Vice President and more senior officers would be entitled to receive 12-months’ pay, director-level employees would be entitled to receive 6 months’ pay and manager-level and support-level employees would be entitled to receive 3 months’ pay. To the extent an employee has a written agreement with us relating to severance, such employee will be entitled to the greater of the severance provided under the severance program or the severance provided under such employee’s written agreement.

2004 Incentive Plan

The purpose of the Strategic Hotel Capital, Inc. 2004 Incentive Plan is to attract, retain and motivate our employees, officers, directors and other persons who provide us with advisory or consulting services by providing them with the opportunity to acquire a proprietary interest in our company or other incentives and to align their interests and efforts with those of our stockholders and to provide an added incentive to work toward our growth and success.

Our board of directors has delegated general administrative authority of the 2004 Incentive Plan to the compensation committee. Employees, non-employee directors and other persons who provide us with advisory or consulting services, who we call participants, are eligible to receive awards under the 2004 Incentive Plan, except that only employees are eligible to receive an award of an incentive stock option. The compensation committee selects the participants who are granted any award.

Except as may otherwise be specifically provided in the 2004 Incentive Plan, the compensation committee has the power to determine the terms of awards, including any business criteria to measure performance, the exercise price, the number of shares subject to each award, the exercisability and vesting of the awards and the form of consideration payable upon exercise. Also, the compensation committee may permit the deferral of the receipt or payment of earned awards on such terms as the compensation committee may determine that are consistent with the 2004 Incentive Plan.

The 2004 Incentive Plan permits the grant of all of the types of awards listed below to participants. However, awards to date have consisted, and we currently anticipate that future awards under the 2004 Incentive Plan will consist, primarily of RSUs. The 2004 Incentive Plan permits the issuance of:

•	restricted stock and RSUs;

•	nonqualified and incentive stock options to purchase common stock;

•	stock appreciation rights; and

•	other stock or cash-based awards.

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. RSUs are essentially the same as restricted stock except that instead of actual shares, RSUs represent a promise to pay out shares at some future date. RSUs have a tax advantage over restricted stock because the employee is not taxed at the time of vesting, as with restricted stock, but only when the shares of common stock are actually received. The compensation committee may impose whatever conditions to vesting it determines to be appropriate for restricted shares or RSUs. However, unless the compensation committee provides otherwise, it is expected that restricted shares or RSUs will vest with respect to one-fourth of the restricted stock or RSUs on the first anniversary of the date of grant and on each of the following three anniversaries of the date of grant, provided the participant remains in our service. Unless provided otherwise by the compensation committee, the 2004 Incentive Plan or in any relevant employment agreement, it is expected that any unvested restricted shares or RSUs will be forfeited upon termination of service.

Unless otherwise provided by the compensation committee, participants holding restricted stock or RSUs have no voting rights with respect to such restricted stock or RSUs until such time as the underlying shares are issued. Dividends may be accrued with respect to unvested and vested restricted shares or RSUs held by a participant and converted into additional restricted stock or RSUs or distributed in cash. However, should a participant forfeit restricted shares or RSUs prior to vesting, any dividends accrued but unpaid with respect to such unvested restricted stock or RSUs will likewise be forfeited.

A stock option is the right to purchase shares of common stock at a fixed exercise price for a fixed period of time. The compensation committee determines the terms of all options granted pursuant to the 2004 Incentive Plan, including their exercise price; provided, however, with the exception of substitute awards (which are awards provided to replace options in place at companies we acquire, as more specifically defined in the 2004 Incentive Plan), the exercise price must be at least equal to the fair market value of our common stock on the date of grant. Unless otherwise provided by the compensation committee, in the event of termination of service due to death or disability, all unvested options will expire and all vested options will remain exercisable until the earlier to occur of the date that is 12 months following such termination or the option’s date of expiration. In all other terminations, unless otherwise provided by the compensation committee, all unvested options will expire and all vested options will remain exercisable until the earlier to occur of the date that is 90 days after such termination or the option’s date of expiration.

An option may never be exercised later than the expiration of its term. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant.

A stock appreciation right is the right to receive the appreciation in the fair market value of common stock between the exercise date and the date of grant for the number of shares of common stock for which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination thereof, as determined by the compensation committee. The compensation committee determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights.

The compensation committee has the authority to create stock or cash awards under the 2004 Incentive Plan in addition to those specifically described in the 2004 Incentive Plan. The compensation committee may set such terms and conditions of these awards as it deems appropriate and that are consistent with the terms of the 2004 Incentive Plan.

A total of 3.0 million shares of common stock have been reserved for issuance pursuant to the 2004 Incentive Plan. The number of shares reserved for issuance under the 2004 Incentive Plan has been reduced by the number of shares issued upon the conversion of UARs. In the event that any of the outstanding shares of our common stock are changed into or exchanged for a different number or kind of our shares or securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the 2004 Incentive Plan’s share authorization limits and restrictions will be adjusted proportionately, and the compensation committee may adjust awards to preserve the benefits or potential benefits of outstanding awards. If an outstanding award expires or terminates before the end of the period during which awards may be granted, the unissued, underlying shares will be available for other awards under the 2004 Incentive Plan.

Shares of common stock will not be deemed to be issued under the 2004 Incentive Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the 2004 Incentive Plan. Substitute awards will not count against the share limits described above.

The 2004 Incentive Plan provides that in the event of a change in control of our company, as defined in the 2004 Incentive Plan, all unvested awards will vest as of the date of such change in control. Upon a change in control, the compensation committee may provide for a cash payment to holders of awards in consideration for the cancellation of such awards.

The 2004 Incentive Plan will automatically terminate on the tenth anniversary of its effective date unless terminated sooner pursuant to its terms. In addition, our board or the compensation committee has the authority to amend, suspend or terminate the 2004 Incentive Plan provided it does not adversely affect any award previously granted thereunder.

We expect to pay annual incentive compensation awards under the 2004 Incentive Plan based on target award levels, expressed as a percentage of base salaries, established at the beginning of each annual performance period for participating executives.

Report of the Compensation Committee on Executive Compensation

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”) and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act.

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, determining and approving the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee is also responsible for recommending to the Board of Directors the salaries and other compensation of our other executive officers. Each member of our Compensation Committee is independent under the NYSE listing requirements. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors. The charter can be viewed, together with any future changes that may occur, on our website at www.shci.com.

Executive Compensation Philosophy

As a new public company, we are still in the process of designing and implementing a definitive compensation program. However, our overall compensation philosophy is to reward superior executive performance and to attract and retain executives that will drive our business strategy and operating imperatives. We review and recommend all executive compensation policies, review the performance of senior executives, and evaluate the effectiveness of our executive compensation programs and policies in hiring, motivating, and retaining key employees while creating long-term shareholder value.

The programs and policies are primarily designed to:

•	Provide executives with compensation balanced between cash and equity with a significant portion of total compensation at risk, tied to performance of our company and the individual executive;

•	Align executives with shareholders with an equity stake in the company; and

•	Achieve these goals through salary and bonus, restricted stock units, as long-term incentive awards.

Each component is discussed in greater detail below, as well as other steps used in motivating, rewarding and retaining our key executives.

Compensation Elements for Executive Officers

The basic elements of our compensation program are:

•	Salary and Bonus. Salary is paid for ongoing performance throughout the year and we generally pay at mid-market levels, as confirmed annually by our compensation consultant. Bonuses are paid in the first quarter of each year for prior year performance and are based upon individual performance goals and the performance of our company on the whole. Bonus awards have historically equaled an amount which achieves a targeted level of competitive total compensation consistent with performance.

•	Restricted Stock Units (RSUs). Our equity-based compensation component is currently RSUs. Each unit is worth one share of common stock and the awards typically vest ratably over four years. Unless otherwise provided in an employment agreement with an executive, unvested RSUs generally are forfeited when an executive’s service with our company is terminated. The market value as of the grant date of RSUs awarded since our initial public offering is also shown in the summary compensation table under the caption “Executive Compensation”.

As described above, we are still in the process of designing and implementing a definitive compensation program. To that end, we have retained a compensation consultant to assist us in reviewing our compensation policies and in preparing specific goals and objectives for our executives. We expect that this program will be in effect during 2005.

How Executive Pay Levels are Determined

Executive base salary and target bonus levels last year were determined initially as part of our initial public offering and were based in large part on the pay levels of our executives during the prior year. These, in turn, were based on competitive market assessments undertaken by a compensation consultant. In determining the level of bonus and equity-based compensation to award or executives in 2004, we assessed the nature and scope of the executive officers’ responsibilities, their effectiveness in enhancing the long-term interests of our shareholders, their success within applicable practice areas, and their demonstrated focus on promoting the goals of our company. We also retained a compensation consultant to assess our programs and ascertain their relative competitiveness against a select group of companies that are most likely to compete with us for the services of the executive officers. These companies consist primarily of other hospitality companies (mostly REITs) as well as non-hospitality REITs. After analyzing the consultant’s findings, we have concluded that our compensation packages are generally competitive with median market practices for most senior executives.

Basis for Chief Executive Officer Compensation

For 2004, we paid Mr. Geller $415,385 in salary as required under the terms of his employment contract. We also paid him a cash bonus of $1,000,000 and, in addition to RSUs granted in connection with our initial public offering, granted Mr. Geller a discretionary award of 50,474 ($800,000) RSUs that vest in equal installments over four years, subject to acceleration under certain conditions. We considered this level of compensation appropriate for the following reasons:

•	the successful completion of our initial public offering;

•	his continued performance in providing the vision and strategic direction of our company; and

•	achieving total shareholder return of 21%.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to certain senior executives. We believe that we should be able to continue to manage the executive compensation program for these officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

The foregoing report on executive compensation for 2004 is provided by the following, who constituted the Compensation Committee at the end of 2004:

Robert J. Watson (Chairman)

Robert P. Bowen

John C. Deterding

Thomas A. Hassard

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on June 23, 2004 through the end of the Company’s most recent fiscal year.

	Value of Investment
	June 23, 2004	December 31, 2004	Percent Return
Strategic Hotel Capital, Inc.	$100.00	$118.41	18.41%

S&P 500	$100.00	$106.25	6.25%

Peer Group	$100.00	$124.85	24.85%

The Peer Group is comprised of the following companies: Felcor Lodging Trust, Inc. (FCH), Highland Hospitality Corp. (HIH), Host Marriott Corp. (HMT), Hospitality Properties Trust (HPT) and LaSalle Hotel Properties (LHO).

Certain Relationships and Related Transactions

Formation and Structuring Transactions

In connection with our initial public offering in June 2004, our operating partnership, Strategic Hotel Funding, L.L.C., agreed to issue a total of 39,640,000 membership units that are exchangeable for shares of our common stock. These membership units were allocated as follows:

•	20,240,000 membership units were issued to us in exchange for the contribution of the net proceeds of the initial public offering;

•	14,005,300 membership units (with a value of approximately $196.1 million) were issued to SHC LLC in consideration for its contribution of 12 of the 14 properties we held upon completion of our initial public offering;

•	5,106,600 membership units (with a value of approximately $71.5 million) were issued to SHC LP in consideration for its contribution of the Marriott Lincolnshire Resort and Hyatt Regency New Orleans; and

•	the remaining 288,100 membership units were either issued with respect to restricted stock units granted to our directors, officers and employees, or reserved for issuance to a minority interest holder in a subsidiary partnership.

None of the 14 properties we held upon completion of our initial public offering were acquired within the last two years.

Also in connection with the our initial public offering, SHC LLC agreed to distribute the membership units that it received from our operating partnership to its equity owners, including Whitehall and Prudential, on a pro rata basis. Whitehall and Prudential agreed to exchange all the membership units they receive in this distribution for shares of our common stock. The following shows the amount of equity interests in us and SHC LLC received by certain persons in connection with our initial public offering including amounts distributed following the redemption as a result of the conversion by such person of convertible debentures of SHC LLC in September 2004:

•	Whitehall received a total of 5,552,854 membership units, which it exchanged for 5,552,854 shares of our common stock (with a value of approximately $77.3 million based on the initial public offering price);

•	Prudential received a total 4,272,847 membership units, which it exchanged for 4,272,847 shares of our common stock (with a value of approximately $59.8 million based on the initial public offering price);

•	Mr. Geller received 51,623 membership units in our operating partnership (with a value of approximately $0.7 million based on the initial public offering price), which are exchangeable for unregistered shares of our common stock beginning in June 2005;

•	The other equity owners of SHC LLC received approximately 4,157,971 membership units in our operating partnership (with a value of approximately $58.2 million based on the initial public offering price), which are exchangeable for shares of our common stock beginning in June 2005;

•	Out of the proceeds of the initial public offering, our operating partnership repaid approximately $28.6 million of a loan payable to SHC LP. This loan was extended by SHC LP to a subsidiary in connection with its acquisition of the Hyatt Regency New Orleans, which SHC LP contributed to SHC Funding, subject to the loan. In accordance with the policy of distributing available cash to equity owners, SHC LP distributed approximately $28.6 million to SHC LLC, and SHC LLC in turn used that $28.6 million for general corporate purposes and did not distribute it to its equity owners;

•	SHC LLC became the general partner of SHC LP and Strategic Hotel Capital Limited Partnership II;

•	Prior to the initial public offering, our operating partnership distributed available cash in the amount of approximately $149.3 million to SHC LLC, and SHC LLC use that cash in part to redeem approximately $100.1 million of outstanding convertible debentures of SHC LLC and Class C units of SHC LP and Strategic Hotel Capital Limited Partnership II at par plus accrued interest and distributed approximately $30 million, to its equity owners, including Mr. Geller, Whitehall and Prudential; and

•	Whitehall, Prudential and Laurence Geller received the following as a result of the transactions entered into in connection with our initial public offering:

	Whitehall	Prudential	Laurence Geller
Cash (in millions)	$11.3	$8.7	$0.1
Shares of our common stock/membership units in our operating partnership	5,522,854	4,272,847	51,623

For purposes of determining the number of membership units that we delivered in exchange for the 14 properties we held upon completion of our initial public offering, we did not obtained any third-party appraisals of the properties or any other independent third-party valuations or fairness opinions. The properties contributed by affiliated entities were valued based on several factors, including estimates of business potential and earnings prospects relative to other properties held by SHC Funding. No single factor was given greater weight than any other. As a result, the consideration given by us in such transactions may have exceeded the fair market value of the properties. Further, because the number of membership units received by affiliated entities contributing properties to us was fixed.

Asset Management Agreement for Distributed Properties

On June 29, 2004, our domestic taxable REIT subsidiary, or TRS, entered into an asset management agreement with Strategic Hotel Capital, L.L.C., or SHC LLC, our founder and accounting predecessor, under which our domestic TRS asset manages seven certain properties. Our services include implementing our standard asset management procedures, providing financial and accounting reporting and reviewing hotel operating statements. The asset management agreement has an initial term of five years but may be terminated at the sole discretion of SHC LLC after two years upon 90 days’ prior written notice or, as it relates to a particular property, upon the sale of such property.

Under the asset management agreement, our domestic TRS receives an initial base fee of $5.0 million per year, subject to reduction as SHC LLC sells the seven properties, for providing asset management services to SHC LLC with respect to the properties. Under a corporate services agreement, our operating partnership’s officers and employees will serve as officers and employees of our domestic TRS and perform the services that the domestic TRS is obligated to provide under the asset management agreement. The domestic TRS will reimburse our operating partnership for a pro rata portion of its overhead costs up to a maximum of 90% of the fees received by the domestic TRS under the asset management agreement.

Cross-Indemnification Agreement with SHC LLC

On June 29, 2004, we entered into an indemnification agreement with SHC LLC that governs certain indemnification obligations between us and SHC LLC. SHC LLC has guaranteed various of our obligations, including certain payment obligations of ours and our obligations under several management agreements that our subsidiaries have entered into with hotel operating companies. Under the indemnification agreement, we agree to indemnify SHC LLC for any loss it suffers under any of these guarantees. The indemnification agreement also governs the indemnity between us and SHC LLC related to any contingent obligations, including litigation of claims against us related to the Distributed Properties or against SHC LLC related to our properties.

Registration Rights

Demand Registration. Prior to the first anniversary of our initial public offering and for such additional period during which we fail to file or maintain a shelf registration statement, each of Whitehall and Prudential has the right, subject to certain limitations, on two separate occasions, to request that we effect a registration of our shares owned by the requesting party. We may postpone the initial filing of that registration for up to 90 days if that filing would jeopardize a material financing, acquisition or similar transaction. Upon receipt of a request to register shares, we and each non-requesting party will have a 30-day option to acquire the shares sought to be registered at the then fair market value thereof, subject to the right of the requesting party to withdraw its request for registration. If we are obligated to pursue a registration, we may be obligated to include shares of holders exercising piggy-back registration rights.

Shelf Registration. Beginning on the first anniversary of our initial public offering, we are required to use our reasonable efforts to file and maintain a registration statement for the resale of shares owned by certain of our institutional stockholders, subject to certain limitations. Each stockholder eligible to have shares registered under the shelf registration statement will be entitled to resell shares pursuant to that registration statement, subject to availability. We may postpone, on one occasion only as to each shelf registration to which a party is entitled, each filing of a registration statement and each proposed sale under a shelf registration for up to 90 days if such registration would adversely affect a material financing, acquisition or similar transaction.

Piggy-back Rights. We may grant certain holders of our shares piggy-back registration rights permitting them, subject to availability, to participate in the demand and shelf registrations described above.

Expenses. The person requesting any demand or shelf registration will be responsible for paying all underwriting discounts, commissions or fees, fees of placement agents, expenses of printing and distributing any registration statement and prospectus and the fees and expenses of counsel for the person requesting registration. We are obligated to pay all other fees and expenses, including applicable federal and state filing fees.

Other Transactions

We have entered into employment agreements with certain of our executive officers as described above under “Executive Compensation—Employment and Severance Agreements”.

We sub-lease our headquarters located at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601 from SHC LLC at $265,000 per year, which is currently less than the amount paid by SHC LLC under its lease. Our sub-lease with SHC LLC expires on October 1, 2007.

In May 1997, in connection with its formation, Strategic Hotel Capital, L.L.C. issued a $1,060,950 note to an entity controlled by Mr. Geller to acquire purchase rights on potential real estate acquisitions. The note was repaid in full upon maturity in May 2002. The note, which was unsecured, paid an interest rate of 6.65% per annum and called for monthly payments of principal and interest of $20,833. Under the terms of the note, Mr. Geller had the option to elect periodically to receive warrants to purchase units in our predecessor company in lieu of cash payments of principal and interest due on the note for a succeeding calendar year. Mr. Geller did not exercise this option during the life of the note. We had an uncollateralized receivable from Mr. Geller of approximately $185,000 as of December 31, 2003. This receivable was forgiven in connection with our initial public offering.

During 1999, in connection with converting to a limited liability company, SHC LLC issued to Mr. Geller membership units valued at approximately $2.1 million as consideration for his minority interest in GH Inn, L.L.C. at cost.

During the year ended December 31, 2004, Goldman, Sachs & Co., an affiliate of certain of our shareholders, a lead underwriter of our initial public offering and one of the initial purchasers in our March 2005 offering of 4,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Shares, received a portion of the underwriting discount of $19,835,000 related to our initial public offering. Goldman, Sachs & Co. also received $2,530,000 in fees for financial advisory services related to the refinancing of the debt during the year ended December 31, 2004. In addition, during the year ended December 31, 2004, Prudential Real Estate Investors, one of our largest shareholders, earned $1,000,000 for financial advisory services in connection with the our initial public offering. During the year ended December 31, 2004, Goldman, Sachs & Co. received $2,287,000 for financial advisory services in connection with the sale of certain hotels. During the year ended December 31, 2004, Goldman, Sachs & Co also received $2,541,000 for financial advisory services in connection with a private offering of floating rate commercial mortgage-backed securities.

On April 7, 2005, we entered into a Shareholders Agreement with Whitehall, pursuant to which:

•	Whitehall is entitled, so long as it beneficially own at least 10% of our shares of common stock, to nominate one person to serve as a Director of the Company; and

•	we are obligated to use our best efforts to cause the election of Whitehall’s nominee to the Board.

The Shareholders Agreement will replace the Observer Agreement between Whitehall and the Company, under which Whitehall was entitled to appoint observers to attend meetings of our Board, effective upon the election of Mr. Langer to our Board at the Annual Meeting, except for the confidentiality obligations set forth therein, which shall survive the replacement.

On April 7, 2005, Prudential and the Company agreed to terminate the Observer Agreement between the parties, under which Prudential was entitled to appoint observers to attend meetings of our Board, effective upon the election of Mr. Falzon to our Board at the Annual Meeting, except for the confidentiality obligations set forth therein, which shall survive the termination.

In September 2004, we entered into a severance agreement with Tanya Geller, the daughter of Laurence Geller, our Chief Executive Officer. Pursuant to the severance agreement, we agreed to pay Ms. Geller approximately $640,000.

In August 2004, we entered into a Services Agreement with Archon Group, L.P., an affiliate of Goldman Sachs Group, Inc., to provide us with risk management and related services until July 1, 2005. The total amount payable to Archon Group under the agreement is $75,000, plus reimbursement of out-of-pocket expenses.

Promoters

The Company was founded by SHC LLC, which is the Company’s promoter. In addition, Mr. Geller, who was chairman and chief executive officer of SHC LLC, and Whitehall and Prudential, which are the principal investors in SHC LLC, may also be considered promoters of the Company because they indirectly participated in founding and organizing its business.

References in this proxy statement to “Whitehall” are to Whitehall Street Real Estate Limited Partnership VII, Whitehall Street Real Estate Limited Partnership IX and their affiliates. Whitehall is controlled by The Goldman Sachs Group, Inc., which is the parent company of Goldman, Sachs & Co. All references to “Prudential” are to Prudential Financial, Inc. and its affiliates, including Strategic Value Investors, LLC, The Prudential Insurance Company of America, Prudential Investment Management, Inc., PIC Realty Corporation and Prudential Assets, LLC, and to entities owning our securities over which Prudential Financial, Inc. or its affiliates have investment management discretion, including (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

Deloitte & Touche LLP, which has been the independent auditor for the Company since 2002, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2005. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting; provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company’s auditors for the fiscal year ending December 31, 2005, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees for other services rendered by Deloitte & Touche LLP during those periods.

	2004	2003
Audit Fees	$1,937,400	$818,500

Audit Related Fees	—	29,400
Tax Fees	566,486	559,200
All Other Fees	1,500	1,500

Total	$2,505,386	$1,408,600

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and SEC registration statement services, including services related to the Company’s initial public offering.

Audit Related Fees. Audit related services include fees for consultation on accounting standards.

Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees. All other services include fees related to Deloitte’s Accounting Research Tool (DART).

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2004 were compatible.

We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit—Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit Related Services—Audit related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions, statutory audits, and business acquisitions.

Tax—Tax services include fees for tax compliance, tax advice and tax planning.

Other Services—Other services are pre-approved on an engagement-by-engagement basis.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter through a formal written report dated and executed as of March 29, 2005. A copy of that report is set forth below.

March 29, 2005

The Board of Directors

Strategic Hotel Capital, Inc.

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Strategic Hotel Capital, Inc. and subsidiaries (“SHC”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NYSE standard of independence for audit committees and its most recent review determined that the committee meets that standard.

SHC management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Corporation’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of SHC, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of SHC’s systems of internal control for the fiscal year ended December 31, 2004.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2004:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and the letter from the external auditors required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee has recommended the audited financial statements be included in SHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Strategic Hotel Capital, Inc. Audit Committee

Robert P. Bowen, Chairman

John C. Deterding

Thomas A. Hassard

Robert J. Watson

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than December 9, 2005 by the Secretary of the Company at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Secretary no earlier than November 10, 2005 and no later than December 9, 2005. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of Common Stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.shci.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Paula C. Maggio, Secretary

Chicago, Illinois

April 11, 2005

REVOCABLE PROXY OF HOLDERS

OF COMMON STOCK

STRATEGIC HOTEL CAPITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STRATEGIC HOTEL CAPITAL, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2005 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of Strategic Hotel Capital, Inc. (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the InterContinental Chicago Hotel, 505 North Michigan Avenue, Chicago, Illinois 60611, on Wednesday, May 18, 2005, at 10:00 a.m., Central Standard Time and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

1.	ELECTION OF DIRECTORS

(1)	Robert P. Bowen
(2)	John C. Deterding
(3)	Robert M. Falzon
(4)	Laurence S. Geller
(5)	Thomas A. Hassard
(6)	Jonathan Langer
(7)	Robert J. Watson

☐	For All

☐	Withhold All

☐	For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

2.	AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters that should come before the Annual Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 18, 2005 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.